Exhibit 10.1

BUSINESS LOAN AGREEMENT

Borrower:	Axcelis Technologies, Inc. 108 Cherry Hill Drive Beverly, MA 01915-1066	Lender:	Northern Bank & Trust Company 275 Mishawum Road Woburn, MA 01801

THIS BUSINESS LOAN AGREEMENT dated as of July 5, 2013, is made and executed between Axcelis Technologies, Inc. (“Borrower”) and Northern Bank & Trust Company (“Lender”) on the following terms and conditions.  Borrower has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement (collectively, the “Loan”).  Borrower understands and agrees that:  (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower’s representations, warranties, and agreements as set forth in this Agreement; (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender’s sole judgment and discretion; and (C)  all such Loans shall be and remain subject to the terms and conditions of this Agreement.

TERM.  This Agreement shall be effective as of July 5, 2013, and shall continue in full force and effect until such time as all of Borrower’s Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges, or until July 5, 2016, whichever is later.

REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization.  Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware.  Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business.  Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition.  Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage.  Borrower maintains an office at 108 Cherry Hill Drive, Beverly, MA  01915-1066.  Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral.  Borrower will notify Lender prior to any change in the location of Borrower’s state of organization or any change in Borrower’s name.  Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

Assumed Business Names.  Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower.  Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business:  None

Authorization.  Borrower’s execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under  (1)  any provision of  (a)  Borrower’s certificate of incorporation or bylaws, or  (b)  any agreement or other instrument binding upon Borrower, including but not limited to Borrower’s loan arrangement with Silicon Valley Bank or any other institutional lender, or  (2)  any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.  Borrower represents and warrants that it has received the written consent of Silicon Valley Bank to this Loan.

Financial Information.  Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender.  Borrower has no material contingent obligations except as disclosed in such financial statements.

Legal Effect.  This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms

Properties.  Except as contemplated by this Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender and as accepted by Lender, and except for Permitted Liens and property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower’s properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties.  All of Borrower’s properties are titled in Borrower’s legal name, and Borrower has not used or filed a financing statement under any other name for the last five (5) years.

Hazardous Substances.  Except as disclosed to and acknowledged by Lender in writing and except as provided in the Hazardous Substance Certificate and Indemnity Agreement, Borrower represents and warrants that:  (1)  During the period of Borrower’s ownership of the Collateral, there has not and to Borrower’s knowledge there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral, except in compliance with applicable laws.  (2)  Borrower has no knowledge that there has been (a) any breach or violation of any Environmental Laws;  (b)  any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral, except in compliance with applicable laws; or  (c)  any actual or threatened in writing litigation or claims of any kind by any person relating to such matters.  (3)  Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral except in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws.  Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement after first delivering reasonable prior notice of such entry and except in cases where Lender has reason to believe that there is imminent danger to the Collateral or the environment.  In addition, Borrower represents and warrants that to Borrower’s knowledge, Borrower’s Collateral does not contain urea formaldehyde foam insulation or urea formaldehyde resin in violation of any applicable state laws.  Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person.  Borrower hereby  (1)  releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and  (2)  agrees to indemnify, defend, and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral except in each instance to the extent Lender, its contractors, employees or agents causes or exacerbates such release of hazardous waste or substance on the Collateral.  The provisions of this section of the Agreement, including the obligation to indemnify and defend, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

Litigation and Claims.  No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened in writing, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

Taxes.  All of Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Lien Priority.  Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower’s Loan and Note, other than Permitted Liens, that would be prior or that may in any way be superior to Lender’s Security Interests and rights in and to such Collateral.  Lender acknowledges that Borrower has a prior loan arrangement with Silicon Valley Bank.  Silicon Valley Bank has expressly consented in writing to the Loan on the terms and conditions contained in such consent.

Binding Effect.  This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

Title to Collateral. At the date hereof the Borrower is (and as to Collateral that the Borrower may acquire after the date hereof, will be) the lawful owner of the Collateral, and the Collateral and each item thereof is, will be and shall continue to be free of all restrictions, liens, encumbrances or other rights, title or interests (other than the security interest therein granted to the Lender and Permitted Liens), credits, defenses, recoupments, set-offs or counterclaims whatsoever.  The Borrower has and will have full power and authority to grant to Lender a security interest in the Collateral and the Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to inventory as expressly permitted in this Agreement), pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of the Borrower’s right, title or interest therein), to any person other than Lender.  The Collateral is and will be valid and genuine in all respects.  The Borrower will warrant and defend the Lender’s right to and interest in the Collateral against all claims and demands of all persons whatsoever.

Location of Collateral. Except for sale, processing, use, consumption or other disposition in the ordinary course of business, the Borrower will keep all inventory and equipment granted to Lender as Collateral only at locations specified in this Agreement or specified to Lender in writing.  The Borrower shall, during the term of this Agreement, keep Lender currently and accurately informed in writing of each location where the Borrower’s records relating to its accounts and contract rights, respectively, are kept, and shall not remove such records or any of them to another location without giving Lender at least thirty (30) days prior written notice thereof.

Personal Use. Borrower represents to Lender that the proceeds of this Note will not be used for personal, family or household purposes or for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

AFFIRMATIVE COVENANTS.  Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

Notices of Claims and Litigation.  Promptly inform Lender in writing of (1)  all material adverse changes in Borrower’s financial condition, and  (2)  all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could materially affect the financial condition of Borrower.

Financial Records.  Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times and on reasonable notice to Borrower.

Financial Statements.  Furnish Lender with the following:

Annual Statements.  As soon as available, but in no event later than seventy five (75) days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, prepared by Borrower in form satisfactory to Lender.  Borrower shall provide Lender with a copy of its Form 10-K filing with the Securities and Exchange Commission concurrently with such filing.

Quarterly Statements.  Borrower shall provide Lender with a copy of its quarterly Form 10-Q filing with the Securities and Exchange Commission concurrently with such filing.

Tax Returns.  As soon as available, but in no event later than twenty one (21) days after the applicable filing date for the tax reporting period ended (taking into account any duly filed extension periods), Borrower’s Federal and other governmental income tax returns, prepared by a tax professional satisfactory to Lender.

Additional Requirements.  Except as otherwise provided herein, Borrower shall provide Lender with quarterly bank statements from all of Borrower’s domestic bank accounts showing cash balances held for Borrower with other financial institutions.  If the Borrower shall fail to provide said Form 10-Ks, Form 10-Qs, bank statements and/or tax returns within the stated time, the Bank may, in its sole and absolute discretion, increase the interest rate stated in the Note to the Default Rate as stated in said Note. The rate increase shall remain in effect until the Form 10-Ks, Form 10-Qs, bank statements and/or tax returns are provided to Lender.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct, unless otherwise stated.

Additional Information.  Furnish such additional information and statements, as Lender may reasonably request from time to time.

Insurance.  Maintain fire and other risk insurance, public liability insurance, and such other insurance for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender.  Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender.  Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person.  In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such lender’s loss payable or other endorsements as Lender may reasonably require.

Insurance Reports.  Furnish to Lender, upon request of Lender, not more than one (1) time in any twelve (12) month period provided that satisfactory proof of insurance has been provided to Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following:  (1)  the name of the insurer;  (2)  the risks insured;  (3)  the amount of the policy;  (4)  the properties insured;  (5)  the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and  (6)  the expiration date of the policy.

Other Agreements.  Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements, except to the extent such non-compliance or default would not have a material adverse effect on the Borrower or on the Collateral.

Loan Proceeds.  Use all Loan proceeds solely for Borrower’s business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens.  Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits.  Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as  (1)  the legality of the same shall be contested in good faith by appropriate proceedings, and  (2)  Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance.  Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender.  Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

Operations.  Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive officer; conduct its business affairs in a reasonable and prudent manner.

Environmental Studies.  Promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings as may be reasonably requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower, as stated in the Hazardous Substance Certificate and Indemnity Agreement.

Compliance with Governmental Requirements.  Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act.  Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so.  Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

Inspection.  Permit employees or agents of Lender at any reasonable time after reasonable prior notice to inspect any and all Collateral for the Loan or Loans and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records.  If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender reasonable access to such records at all reasonable times after reasonable prior notice and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Compliance Certificates.  Unless waived in writing by Lender, provide Lender at least annually, with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

Environmental Compliance and Reports.  Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment except in compliance with all applicable Environmental Laws, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

Additional Assurances.  Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

Maintenance. Borrower will keep and maintain the Collateral and its other properties, if any, in good repair, working order and condition.  Borrower will immediately notify Lender of any loss or damage to or any occurrence which would materially adversely affect the value of any Collateral.  The Lender may, at its option, upon and during the continuance of an Event of Default, from time to time on reasonable prior notice to Borrower, take any other action that Lender may deem proper to repair, maintain or preserve any of the Collateral, and the Borrower will pay to the Lender on demand or Lender in its sole discretion may charge to the Borrower all reasonable amounts so paid or incurred by it.

Operating and Deposit Accounts. The Borrower shall establish with Lender a deposit account in which Borrower shall maintain all of its cash maintained in US bank accounts, other than up to Ten Million and no/100ths Dollars ($10,000,000.00) which the Borrower may maintain in other US accounts used to support operations.  A list of the US bank accounts in which the Borrower maintains cash has been attached hereto as Schedule B and incorporated herein.  In the event that Borrower makes any changes to the number or location of such of accounts, Borrower shall notify Lender immediately of such change.  The sole remedy for Borrower’s failure to maintain such a deposit account with Lender having such a balance is that Lender may, in its sole and absolute discretion, increase the stated interest rate of the Indebtedness to the Default Rate stated in the Note.  On the first business day of each month, Borrower shall transfer all cash in excess of Ten Million and no/100ths Dollars ($10,000,000.00) to the deposit account with Lender.  Borrower shall further provide Lender with a copy of all bank statements of domestic accounts not held by Lender by the fifteenth (15th) day of each month.

Interest Reserve Account.  Borrower shall establish an interest reserve account with the Lender (the “Interest Reserve Account”), which will be funded as of the date hereof with an opening balance of Eight Hundred Twenty Five Thousand and no/100ths Dollars ($825,000.00).  All Loan payments and fees will be automatically debited from the Borrower’s Interest Reserve Account.  On the fifth (5th) day of each month, Borrower will deposit sufficient funds into the Interest Reserve Account to maintain a balance of Eight Hundred Twenty Five Thousand and no/100ths Dollars ($825,000.00) after deduction of the payment due on this Loan.  Borrower shall pledge the Interest Reserve Account to Lender as additional collateral for the Loan.

Tax Escrow Account.  Borrower shall establish an escrow account with the Lender for the purpose of paying any and all real and personal property taxes and other assessments on the Property (the “Property Tax Escrow Account”) from which Lender will pay all real and personal property taxes, assessments and charges in a timely manner.  Borrower will make monthly deposits of 1/12th of the annual real property tax amount to the Property Tax Escrow Account on the fifth (5th) day of each month.  Lender will advise Borrower of any increases or decreases to the monthly payment amount on an annual basis.  Borrower shall pledge the Property Tax Escrow Account to Lender as additional collateral for the

Loan.

Debt Service Ratio.  Commencing in 2014, Borrower shall maintain a minimum Debt Service Coverage Ratio of 1.45x, which will be calculated on a quarterly basis by dividing (A) the Projected Annual Net Operating Income which shall equal the quarterly Net Operating Income of the Borrower (as shown on Borrower’s quarterly financial statements) multiplied by four (4), by (B) the actual annual debt service required to amortize the amounts outstanding hereunder over a ten (10) year amortization schedule at an interest rate of Five and One Half Percent (5.50%) over the twelve month period beginning on the first day of the quarter covered by such quarterly financial statements..

Loan to Value.  Borrower will maintain a Loan to Value Ratio (as defined herein) of no greater than Fifty Percent (50%) based on a fair market appraisal of the real property located at 108 Cherry Hill Drive and 25 Sam Fonzo Drive, Beverly, MA 01915 (the “Real Property”) conducted by an independent appraiser satisfactory to the Bank.  The Lender may require the Borrower to have the Real Property re-appraised at the Borrower’s expense, upon the occurrence of a material adverse change in the financial condition of the Borrower.  “Loan to Value Ratio” shall mean the outstanding principal amount of the Promissory Note of even date from Borrower to Lender in the original principal amount of Fifteen Million and no/100ths Dollars ($15,000,000.00) divided by the value of the Real Property as determined by the appraisal secured by the Lender.

Net Worth.  Borrower shall maintain a net worth of at least One Hundred Million and no/100ths Dollars ($100,000,000.00) according to its financial statements submitted to the Lender and liquidity in the form of consolidated domestic cash and cash equivalents, and investments with maturities of fewer than twelve (12) months determined according to GAAP of at least Seven Million and no/100ths Dollars ($7,500,000.00).

LENDER’S EXPENDITURES.  If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement and such failure amounts to an Event of Default hereunder or any Related Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems reasonably appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral.  All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower.  All such expenses will become a part of the Indebtedness and, at Lender’s option, will  (A)  be payable on demand;  (B)  be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either  (1)  the term of any applicable insurance policy; or  (2)  the remaining term of the Note; or  (C)  be treated as a balloon payment which will be due and payable at the Note’s maturity.

NEGATIVE COVENANTS.  Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Indebtedness and Liens.  Except for trade debt incurred in the normal course of business, such other debts as may be listed on Schedule A, attached hereto and made a part hereof and indebtedness to Lender contemplated by this Agreement, (1) create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts, except to Lender.

Continuity of Operations.  (1)  Engage in any business activities substantially different than those in which Borrower is presently engaged,  (2)  cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or  (3)  pay any dividends on Borrower’s stock (other than dividends payable in its stock), or purchase or retire any of Borrower’s outstanding shares or alter or amend Borrower’s capital structure.

Loans, Acquisitions and Guaranties.  (1)  Loan, invest in or advance money or assets to any other person, enterprise or entity (other than to employees in the ordinary course of business and in amounts not to exceed $10,000.00 per employee), (2)  purchase, create or acquire any interest in any other enterprise or entity,  (3)  incur any obligation as surety or guarantor other than in the ordinary course of business, or (4) enter into leases of the real property at 108 Cherry Hill Drive, Beverly, MA without the written consent of the Lender, which will not be unreasonably withheld, conditioned or delayed.

Agreements.  Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s obligations under this Agreement or in connection herewith.

CESSATION OF ADVANCES.  If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if:  (A)  Borrower is in default beyond any applicable grace or cure period under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower has with Lender;  (B)  Borrower becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; or (C)  there occurs a material adverse change in Borrower’s financial condition, or in the value of any Collateral securing any Loan.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts.

DEFAULT.  Each of the following shall constitute an Event of Default under this Agreement:

Payment Default.  Borrower fails to make any payment when due under the Loan within five (5) days of the date due or fails to maintain a balance of Eight Hundred Twenty-Five Thousand and no/100ths Dollars ($825,000.00) in the Interest Reserve Account established with the Lender.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower, or a failure to maintain a minimum net worth or the minimum liquidity level as required by this Agreement, and Borrower has not cured such non-compliance within thirty (30) days after notice from Lender; provided, however, that except with respect to minimum liquidity and net worth requirements, Borrower may have such additional time as may be necessary to cure such default so long as Borrower has commenced such cure within such 30-day period and Borrower diligently pursues such cure to completion.

Environmental Default.  Failure of any party to comply with or perform when due any term, obligation, covenant or condition beyond any applicable grace, cure or notice periods provided for herein, contained in any environmental agreement executed in connection with the Loan.

Default in Favor of Third Parties.  Borrower defaults beyond any applicable grace, cure or notice periods provided for therein, under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person, including but not limited to Silicon Valley Bank, that may materially affect any of Borrower’s property or Borrower’s ability to repay the Loans or perform its respective obligations under this Agreement or any of the Related Documents.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or, to the extent it may materially affect any of Borrower’s property or Borrower’s ability to repay the Loan or perform its respective obligations under this Agreement or any of the Related Documents, and such warranty, representation or statement becomes false or misleading at any time thereafter.

Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any trust mortgage or any other type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower, which if involuntary, is not dismissed within sixty (60) days..

Defective Collateralization.  This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan, is not dismissed within sixty (60) days.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of the Loan is impaired.

Right to Cure. Any default, other than a default on Indebtedness, may be cured if Borrower or Grantor, as the case may be:  (1) cures the default within thirty (30) days; or (2) if the cure requires more than thirty (30) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

EFFECT OF AN EVENT OF DEFAULT.  If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional.  In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise.  Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently.  Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

COMPLETE AGREEMENT. This Agreement and the other Related Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

ADDITIONAL DOCUMENTS. Borrower shall provide Lender with the following additional documents.

CERTIFICATE OF INCORPORATION AND COMPANY RESOLUTIONS. Borrower has provided or will provide Lender with a copy of Borrower’s Certificate of Incorporation, together with a certified copy of resolutions properly adopted by the Board of Directors of the Borrower, under which the Board of Directors authorized one or more designated officers or employees to execute this Agreement, the Note and any and all Security Agreements directly or indirectly securing repayment of the same, and to consummate the borrowings and other transactions as contemplated under this Agreement, and to consent to the remedies following any default by Borrower as provided in this Agreement and in any Security Agreements.

OPINION OF COUNSEL. When required by Lender, Borrower has provided or will provide Lender with an opinion of Borrower’s counsel certifying to and that:  (1)  Borrower’s Note, any Security Agreements and this Agreement constitute valid and binding obligations on Borrower’s part that are enforceable in accordance with their respective terms;  (2)  Borrower is validly existing and in good standing;  (3)  Borrower has authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement; and  (4)  such other legal opinions as may have been reasonably requested by Lender or by Lender’s counsel.

CROSS COLLATERALIZATION. This Agreement and the Related Documents are intended to secure the payment and performance of all Indebtedness, whether now existing or hereinafter incurred by reason of future advances by Lender or otherwise, and regardless of whether such Indebtedness is or was contemplated by the parties as of the date hereof.  This Business Loan Agreement is secured by all collateral granted to Lender by Borrower or any endorser hereof or by any other party and shall be secured by any additional collateral hereafter granted to Lender by Borrower or any endorser hereof or by any other party.

WAIVERS AND MISCELLANEOUS PROVISIONS.  The following miscellaneous provisions are a part of this Agreement:

Amendments.  This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement.  No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys’ Fees; Expenses.  Borrower agrees to pay upon demand all of Lender’s costs and expenses, including

Lender’s reasonable attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Agreement.  Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the out-of-pocket costs and expenses of such enforcement.  Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services.  Borrower also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings.  Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Consent to Loan Participation.  Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender.  Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters.  Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests.  Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests.  Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan.  Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Governing Law.  This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Massachusetts without regard to its conflicts of law provisions.  This Agreement has been accepted by Lender in the Commonwealth of Massachusetts.

No Waiver by Lender.  Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right.  A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement.  No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s or any Grantor’s obligations as to any future transactions.  Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices.  Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement.  Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address.  For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address.  Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

Severability.  If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance.  If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable.  If the offending provision cannot be so modified, it shall be considered deleted from this Agreement.  Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Subsidiaries and Affiliates of Borrower.  To the extent the context of any provisions of this Agreement makes it appropriate any representation, warranty or covenant with respect to the word “business of Borrower” shall refer to the consolidated business conducted by the Borrower and all of Borrower’s subsidiaries and affiliates.  Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower’s subsidiaries or affiliates.

Successors and Assigns.  All covenants and agreements by or on behalf of Borrower contained in this Agreement or any Related Documents shall bind Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns.  Borrower shall not, however, have the right to assign Borrower’s rights under this Agreement or any interest therein, without the prior written consent of Lender.

Survival of Representations and Warranties.  Borrower understands and agrees that in making the Loan, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents.  Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the making of the Loan and delivery to Lender of the Related Documents, shall be continuing in nature, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

Time is of the Essence.  Time is of the essence in the performance of this Agreement.

Waive Jury.  All parties to this Agreement hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by any party against any other party.

Choice of Venue. If there is a lawsuit, Borrower irrevocably submits to the jurisdiction of any federal or state court sitting in the Commonwealth of Massachusetts.

DEFINITIONS.  The following capitalized words and terms shall have the following meanings when used in this Agreement.  Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America.  Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require.  Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code.  Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

Advance.  The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf on a line of credit or multiple advance basis under the terms and conditions of this Agreement.

Agreement.  The word “Agreement” means this Business Loan Agreement and the other Related Documents, as amended from time to time.

Borrower.  The word “Borrower” means Axcelis Technologies, Inc. and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral.  The word “Collateral” means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

Environmental Laws.  The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Massachusetts Hazardous Waste Management Act, Mass. Gen. Laws Ch. 21C, the Massachusetts Oil and Hazardous Material Release Prevention Act, Mass. Gen. Laws, Ch. 21E, or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

Event of Default.  The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

GAAP.  The word “GAAP” means generally accepted accounting principles.

Grantor.  The word “Grantor” means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Hazardous Substances.  The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled.  The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws.  The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

Indebtedness.  The word “Indebtedness” means without limitation all loans, advances, notes liabilities and amounts, liquidated or unliquidated, now or hereafter owing by the Borrower to Lender at any time, of each and every kind, nature and description, including without limitation, all principal, interest, and other amounts, costs and expenses payable under the Note or Related Documents, together with all renewals of, extensions of, modifications of, consolidations of and substitutions for the Note or Related Documents and any amounts expended or advanced by Lender to discharge Borrower’s obligations or expenses incurred by Lender to enforce Borrower’s obligations under this Agreement, together with interest on such amounts as provided in this Agreement or under any of the Related Documents.

Lender.  The word “Lender” means Northern Bank & Trust Company, its successors and assigns.

Loan.  The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

Note.  The word “Note” means the Note dated as of July 5, 2013 and executed by Axcelis Technologies, Inc. in the principal amount of $15,000,000.00, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the note or credit agreement.

Permitted Liens.  The words “Permitted Liens” mean  (1)  liens and security interests securing Indebtedness owed by Borrower to Lender or Other Indebtedness listed on Schedule A;  (2)  liens for taxes, assessments, or similar charges either not yet due or being contested in good faith;  (3)  liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent;  (4)  purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled “Indebtedness and Liens”;  (5)  liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing, including but not limited to liens listed in any title report on the Collateral or lien report delivered to Lender and reasonably satisfactory to Lender; and  (6)  those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.

Related Documents.  The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan, including but not limited to the letter agreement dated May 23, 2013 between the Lender and the Borrower regarding Non-Disclosure of Evaluation Materials..

Security Agreement.  The words “Security Agreement” mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest.  The words “Security Interest” mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

[Signature page follows]

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS.  THIS BUSINESS LOAN AGREEMENT IS DATED JULY 5, 2013.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

AXCELIS TECHNOLOGIES, INC.

By:	/s/Mary G. Puma	(Seal)	By:	/s/ Amy Rasimas	(Seal)
	Mary G. Puma, President			Amy Rasimas, Treasurer

LENDER:

NORTHERN BANK & TRUST COMPANY

By:	/s/ James J. Mawn	(Seal)
James J. Mawn, President

LASER PRO Lending, Ver. 13.1.0.004 Copr. Harland Financial Solutions, Inc. 1997, 2013.  All Rights Reserved. - MA c:\harland\CFI\LPL\C40.FC TR-63 PR-3 (M)

Schedule A

Other Indebtedness

Obligations under a revolving line of credit to be obtained by Borrower from one or more lenders on customary terms, providing for borrrowings of up to $30,000,000, and secured by a first priority lien on assets of the Borrower other than (A) those assets which are the Collateral for the Loan from the Lender and (B) an amount of cash equal to the outstanding balance of the Loan.

Reimbursement obligations that may arise under surety bonds (including custom bonds and Value Added Tax Recovery Bonds), letters of credit and/or similar instruments incurred in the ordinary course of business.

Schedule B

Domestic Accounts with Institutions Other than Lender

This Schedule, listing Axcelis Technologies, Inc.’s domestic bank accounts with institutions other than Northern Bank & Trust Company, has been omitted from this Conformed Copy since it does not contain information which is material to an investment decision and which is not otherwise disclosed in the agreement. Axcelis will furnish supplementally a copy of this Schedule to Commission upon request.